Exhibit 4.14

SUPPLEMENTAL 2033 FISCAL

AND PAYING AGENCY AGREEMENT

Dated as of 26 May, 2004

US$300,000,000, 6.625% Guaranteed Notes due August 15, 2033

among

Miller Brewing Company

as US Guarantor

MBC1, LLC, MBC2, LLC, Miller Products Company, Miller Breweries East, Inc.,

and Miller Breweries West LP

as Supplemental Guarantors

and JPMorgan Chase Bank

as Fiscal Agent

This Supplemental 2033 Fiscal and Paying Agency Agreement (as the same may be amended, restated, modified or supplemented from time to time, the “Supplemental Agreement”), is made on 26 May, 2004 among Miller Brewing Company, a corporation duly incorporated and existing under the laws of the state of Wisconsin (the “US Guarantor”), MBC1, LLC a limited liability company organized under the laws of the State of Wisconsin (“MBC1”), MBC2, LLC, a limited liability company organized under the laws of the State of Wisconsin (“MBC2”), Miller Products Company, a corporation duly incorporated and existing under the laws of the state of Wisconsin (“MPC”), Miller Breweries East, Inc. a corporation duly incorporated and existing under the laws of the state of Wisconsin (“MBE”) and Miller Breweries West, LP a limited partnership duly established and existing under the laws of the state of Wisconsin (“MBW”, and together with MBCl, MBC2, MPC, and MBE, the “Supplemental Guarantors”) and JPMorgan Chase Bank, as fiscal and principal paying agent (the “Fiscal Agent”) and is supplemental to the 2033 Fiscal and Paying Agency Agreement dated as of August 13, 2003 among inter alia the US Guarantor, the Fiscal Agent, SABMiller plc (the “Issuer”) and SABMiller Finance B.V. (the “Finance Guarantor”) (the “2033 Fiscal and Paying Agency Agreement”).

W I T N E S S E T H:

WHEREAS, the Issuer issued US$300,000,000 principal amount of its 6.625% notes due August 15, 2033 (the “2033 Notes”), on the terms set out in the 2033 Fiscal and Paying Agency Agreement, guaranteed as to payment of principal and interest owing by the Issuer with respect to the 2033 Notes on a senior unsecured and joint and several basis by the US Guarantor pursuant to a guarantee (the “2033 US Guarantee”) and guaranteed as to payment of principal and interest by the Finance Guarantor pursuant to a guarantee (the “2033 Finance Guarantee”);

WHEREAS, Section 6(a) of the Conditions of the 2033 Notes provides that the US Guarantor may not sell, convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person (other than any sale or conveyance by way of a temporary lease in the ordinary course of business), unless the US Guarantor satisfies the conditions set out in Section 6(a)(i) to (vi) of the Conditions;

WHEREAS, the US Guarantor now wishes to transfer certain of its properties and assets (other than by way of a sale or conveyance by way of a temporary lease in the ordinary course of business) to the Supplemental Guarantors in consideration of which the Supplemental Guarantors will provide guarantees of the 2033 Notes to the registered holders of the 2033 Notes;

WHEREAS, the parties wish to enter into this Supplemental Agreement to supplement the 2033 Fiscal and Paying Agency Agreement upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1. Defined Terms. Terms defined in the 2033 Fiscal and Paying Agency Agreement have the same meaning where used in this Supplemental Agreement.

2. Supplemental Guarantees. (a) Each Supplemental Guarantor shall on the date hereof execute and deliver to the Fiscal Agent (i) the guarantee in the form set out as Exhibit A to this Supplemental Agreement (each a “Supplemental Guarantee”) (ii) the Certificate of Designation and Incumbence of the Authorized Representative in the form set out as Exhibit B to this Supplemental Agreement (each a “Certificate of Designation”) and (iii) an opinion of counsel in the form set out as Exhibit C to this Supplemental Agreement and thereupon shall expressly assume the obligations under the Supplemental Guarantees and the 2033 Fiscal and Paying Agency Agreement (as supplemented hereby) and the due and punctual performance and observance of every covenant and condition to be performed or observed by the US Guarantor set out therein.

(b) The execution and delivery of the Supplemental Guarantees by the Supplemental Guarantors to the Fiscal Agent on the terms hereof shall not relieve the Issuer, the US Guarantor or the Finance Guarantor of any of their obligations and covenants under the 2033 Fiscal and Paying Agency Agreement, the 2033 Notes, the US Guarantee or the Finance Guarantee.

3. Representations. Each of the US Guarantor and each Supplemental Guarantor represents and warrants to and agrees with the Fiscal Agent as follows:

(a) immediately after giving effect to the transfer of assets by the US Guarantor to the Supplemental Guarantors and the provision of the Supplemental Guarantees, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing;

(b) in the case of MBC1 and MBC2, it is a limited liability company organized under the laws of the State of Wisconsin, in the case of MPC and MBE it is a corporation incorporated under the laws of the State of Wisconsin, and in the case of MBW it is a limited partnership organized under the laws of the State of Wisconsin; and

(c) the assets of the Supplemental Guarantor will not, as a result of the transfer of assets, become subject to a Lien which would not be permitted by the 2033 Notes or under the 2033 Fiscal and Paying Agency Agreement.

4. Effect of this Supplemental Agreement. This Supplemental Agreement supplements the terms of the 2033 Fiscal and Paying Agency Agreement and unless otherwise specified in the Supplemental Agreement, the 2033 Fiscal and Paying Agency Agreement shall continue in full force and effect. The Supplemental Guarantors shall be subject to the terms of the 2033 Fiscal and Paying Agency Agreement as if the Supplemental Guarantors were named as parties thereto.

5. Payment of Taxes. The Issuer and the Supplemental Guarantors agree to pay all stamp and other duties, if any, to which, under the laws of the United States of America, this Supplemental Agreement or the Supplemental Guarantees may be subject.

6. Notices. All notices or communications hereunder, except as herein otherwise specifically provided, shall be in English and in writing:

if sent to the US Guarantor delivered or sent via facsimile and confirmed at:

Miller Brewing Company

3939 West Highfield Blvd.

Milwaukee, Wisconsin 53208

USA

Fax:        +1-414-931-2000

Attention: General Counsel

if sent to MBC1, MBC2, MPC, MBE and MBW delivered or sent via facsimile and confirmed at:

Miller Brewing Company

3939 West Highfield Blvd.

Milwaukee, Wisconsin 53208

USA

Fax:        +1-414-931-2000

Attention: General Counsel

(or such other address as shall be specified in writing by the US Guarantor or any Supplemental Guarantor to the other parties).

7. Governing Law. (a) This Supplemental Agreement and the Supplemental Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) The Supplemental Guarantors hereby each irrevocably agree that any legal suit, action or proceeding against any of them, arising out of or based upon the 2033 Fiscal and Paying Agency Agreement, this Supplemental Agreement or any of the 2033 Notes or the Supplemental Guarantees may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and, to the fullest extent permitted by law, irrevocably waive any objection which any of them may now or hereinafter have to the laying of venue of any such proceeding, irrevocably waive any objection based on the absence of a necessary or indispensable party in any such proceeding, irrevocably accept and submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding (but only for such purpose) and irrevocably waive any and all right to trial by jury. Each of the Supplemental Guarantors has appointed CT Corporation Services as its authorized agent (“Authorized Agent”) upon which process may be served in any action arising out of or based on this Supplemental Agreement or the 2033 Fiscal and Paying Agency Agreement, or any of the 2033 Notes and the Supplemental Guarantees, which may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and expressly consents to the non-exclusive jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable until August 13 2006 unless and until a successor Authorized Agent reasonably acceptable to the Fiscal Agent shall be appointed and such successor shall accept such appointment for the remainder of such period. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the relevant Supplemental Guarantor.

8. Counterparts. This Supplemental Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Such counterparts shall together constitute but one and the same instrument.

9. Separability. In case of any provision in this Supplemental Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof and thereof shall not in any way be affected or impaired thereby.

10. Effect of Headings: Exhibits and Schedules. The Section headings are for convenience only and shall not affect the construction of this Supplemental Agreement. All Exhibits to this Supplemental Agreement form integral parts hereof. References herein to Sections, subsections or Exhibits without further identification of the document to which the reference is made are references to provisions and parts of this Supplemental Agreement. The words “herein”, “hereof” and “hereunder” are used in this Supplemental Agreement to refer to this Supplemental Agreement as a whole and not to any individual part of this Supplemental Agreement, unless otherwise expressly provided herein.

11. Successors and Assigns. All covenants and agreements in this Supplemental Agreement by a party shall bind its successors and assigns, if any, whether so expressed or not.

12. Benefits of Agreement. Nothing in this Supplemental Agreement, express or implied, shall give to any person, other than the parties hereto and their successors hereunder, and the registered holders any benefit or any legal or equitable right, remedy or claim under this Supplemental Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Supplemental 2033 Fiscal and Paying Agency Agreement as of the date first above written.

Miller Brewing Company

By:	/s/ Gavin Hattersley
Name: Gavin Hattersley
Title: Senior Vice President—Finance

Miller Products Company

By:	/s/ Gavin Hattersley
Name: Gavin Hattersley
Title: President and Treasurer

MBC1, LLC

By:	/s/ Gavin Hattersley
Name: Gavin Hattersley
Title: President and Treasurer

MBC2, LLC

By:	/s/ Gavin Hattersley
Name: Gavin Hattersley
Title: President and Treasurer

Miller Breweries East, Inc.

By:	/s/ Gavin Hattersley
Name: Gavin Hattersley
Title: President and Treasurer

Miller Breweries West Limited Partnership by MBC2, LLC, its General Partner

By:	/s/ Gavin Hattersley
Name: Gavin Hattersley
Title: President and Treasurer

JPMorgan Chase Bank, London as Fiscal Agent

By:	/s/ Lucia Jaklitsch
Name: Lucia Jaklitsch
Title: Vice President

SABMiller plc

By:	/s/ S V Shapiro
	Name:	S V Shapiro
	Title:	Assistant Company Secretary

EXHIBIT A

2033 SUPPLEMENTAL GUARANTEE

For value received, [            ], a [limited liability company organized] [corporation incorporated][limited partnership established] under the laws of the State of Wisconsin (herein called the “Supplemental Guarantor”, which term includes any successor person under the 2033 Fiscal and Paying Agency Agreement dated August 13 2003 (as supplemented by the Supplemental 2033 Fiscal and Paying Agency Agreement dated ● May 2004 and as further amended and supplemented from time to time), hereby fully and unconditionally guarantees to and for the benefit of each registered holder of the 2033 Notes on which this 2033 Supplemental Guarantee is deemed endorsed the due and punctual payment of the principal of and interest on such 2033 Note when and as the same shall become due and payable, whether at the Final Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) referred to therein. In case of the failure of SABMiller plc a public limited company incorporated under the laws of England (herein called the “Issuer”, which term includes any successor person under such 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) or such 2033 Note), punctually to make any such payment of principal or interest, the Supplemental Guarantor hereby agrees immediately to pay or cause to be paid any such principal or interest.

This 2033 Supplemental Guarantee is an unsecured and unsubordinated obligation of the Supplemental Guarantor and ranks at least equally with all present and future direct, unsecured and unsubordinated obligations of the Supplemental Guarantor. The obligations of the Supplemental Guarantor under this 2033 Supplemental Guarantee and the obligations of Miller Brewing Company under the US Guarantee and the obligations of SABMiller Finance B.V. under the 2033 Finance Guarantee issued in relation to the 2033 Notes shall be joint and several. The 2033 Supplemental Guarantee may not be amended without the consent of the registered holders of the 2033 Notes save to the extent permitted by the terms and conditions of the 2033 Notes as set out in the 2033 Fiscal and Paying Agency Agreement (as supplemented and amended).

The Supplemental Guarantor will pay, in respect of any payment of principal of or interest on such 2033 Note or on any payment under this 2033 Supplemental Guarantee to a registered holder or beneficial owner thereof that is not a resident of the jurisdiction of incorporation of the Supplemental Guarantor or any successor entity, or any political subdivision or taxing authority thereof or therein (the “Supplemental Guarantor Jurisdiction”) for purposes of taxation, such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each registered holder of this 2033 Supplemental Guarantee, after deduction or withholding for any and all present and future taxes, levies, imposts or other governmental charges (“Taxes”) whatsoever imposed, assessed, levied or collected by or for the account of or as a result of such payment by the Supplemental Guarantor Jurisdiction, will not be less than the amount such holder would have received if such Taxes had not been withheld or deducted; provided, however, that the Supplemental Guarantor shall not be required to pay any Additional Amounts for or on account of:

(i) Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the fact that the registered holder of this 2033 Supplemental Guarantee (or a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) is or has been a domiciliary, national or resident of, or engaging or having been engaged in a trade or business or maintaining or having maintained a permanent establishment or being or having been physically present in, the Supplemental Guarantor Jurisdiction, or otherwise having or having had some connection with the Supplemental Guarantor Jurisdiction, other than the mere holding or ownership of, or the collection of principal of, and interest on a 2033 Note, or the enforcement of this 2033 Supplemental Guarantee;

(ii) Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the fact that, where presentation is required in order to receive payment, this 2033 Supplemental Guarantee was presented more than 30 days after the date on which such payment became due and payable or was provided for, whichever is later;

(iii) Any estate, inheritance, gift, transfer, personal property or Tax;

(iv) Any present or future Tax that is payable otherwise than by deduction or withholding from payments on or in respect of this 2033 Supplemental Guarantee;

(v) Any present or future Tax that would not have been so imposed, assessed, levied or collected but for the failure by the registered holder or the beneficial owner of this 2033 Supplemental Guarantee to comply, following a written request addressed to the registered holders, with any certification, identification or other reporting requirements concerning the nationality, residence or identity of such registered holder or beneficial owner or connection with the Supplemental Guarantor Jurisdiction if compliance is required by statute, regulation or administrative practice of the Supplemental Guarantor Jurisdiction, as a condition to relief or exemption from such Tax;

(vi) Any withholding or deduction imposed on a payment to an individual that is required to be made pursuant to the European Union Directive on the taxation of savings which was adopted on June 3, 2003 and which implements the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000, or any law implementing or complying with, or introduced in order to conform to, such Directive;

(vii) Any withholding or deduction that is imposed on this 2033 Supplemental Guarantee that is presented for payment, where presentation is required, by or on behalf of a registered holder who would have been able to avoid such withholding or deduction by presenting this 2033 Supplemental Guarantee to another paying agent; or

(viii) Any combination of the Taxes described in (i) through (vii) above;

nor will Additional Amounts be paid in respect of any payment in respect of this 2033 Supplemental Guarantee to any registered holder or beneficial owner of this 2033 Supplemental Guarantee that is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the Supplemental Guarantor Jurisdiction to be included in the income for tax purposes of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner that would not have been entitled to such amounts had such beneficiary, settlor, member or beneficial owner been the registered holder of this 2033 Supplemental Guarantee.

The Supplemental Guarantor hereby agrees that its obligations hereunder shall be absolute, full and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of such 2033 Note or the 2033 Fiscal and Paying Agency Agreement and the Supplemental 2033 Fiscal and Paying Agency Agreement and the Supplemental Guarantor’s obligations hereunder shall be unaffected and shall be re-instated in the event that any payment by the Issuer under the Notes is set aside or recharacterized on the insolvency, bankruptcy or liquidation of the Issuer. The Supplemental Guarantor hereby irrevocably waives, to the extent it may do so under New York law, any protection it may be entitled to under Sections 365(c)(l), 365(c)(2), and 365(e)(2) of the US Bankruptcy Code or any successor provision of law of similar import in the event of any bankruptcy, insolvency, reorganization or liquidation of the Issuer. The Supplemental Guarantor hereby waives all defenses that a guarantor may have to a claim hereunder (including diligence, presentment and demand of payment (except to the extent required to make a payment of principal or interest due and payable), as well as filing of claims with a court in the event of merger or bankruptcy of the Issuer, and any right to require a proceeding first against the Issuer’s protest or notice with respect to such 2033 Note or the indebtedness evidenced thereby) other than the defense of payment in full (subject to the provisions of the first sentence of this paragraph) or that a payment of principal or interest or an Additional Amount is not due and payable and covenants that this 2033 Supplemental Guarantee will not be discharged except by payment in full of the principal of and interest on such 2033 Note. The Supplemental Guarantor agrees to comply with and perform the covenants of the Supplemental Guarantor set forth in Section 6 of the Conditions of the 2033 Notes.

The Supplemental Guarantor shall be subrogated to all rights of the registered holder of such 2033 Note and the Fiscal Agent against the Issuer in respect of any amounts paid to such holder by the Supplemental Guarantor pursuant to the provisions of this 2033 Supplemental Guarantee; provided, however, that the Supplemental Guarantor shall not exercise, or receive any payments arising out of or based upon, such right of subrogation which it may have at any time under this 2033 Supplemental Guarantee and the Supplemental Guarantor waives all rights of set off and counter-claim against the Issuer until the principal and interest on all 2033 Notes issued under such 2033 Fiscal and Paying Agency Agreement (as supplemented and amended) shall have been paid in full. For the avoidance of doubt, the Supplemental Guarantor’s agreement not to exercise its right of subrogation (or to receive any payments arising out of or based upon such right) shall not be construed as a waiver, as between the Supplemental Guarantor and the Issuer, of such right.

All terms used in this 2033 Supplemental Guarantee which are defined in the 2033 Fiscal and Paying Agency Agreement and the Supplemental 2033 Fiscal and Paying Agency Agreement shall have the meanings assigned to them in the 2033 Fiscal and Paying Agency Agreement.

This 2033 Supplemental Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. The Supplemental Guarantor hereby irrevocably agrees that any legal suit, action or proceeding against the Supplemental Guarantor, arising out of or based upon this 2033 Supplemental Guarantee may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and to the fullest extent permitted by law, the Supplemental Guarantor, irrevocably waives any objection which it may now or hereinafter have to the laying of venue of any such proceeding, irrevocably waives any objection based on the absence of a necessary or indispensable party in any such proceeding, irrevocably accepts and submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding (but only for such purpose) and irrevocably waives any and all right to trial by jury. To the extent permitted by law, the Supplemental Guarantor hereby waives any objection to the enforcement by any competent court in the United Kingdom or in The Netherlands of any judgment validly obtained in any such court in New York, New York on the basis of any such legal suit, action or proceeding. The Supplemental Guarantor has appointed CT Corporation Services as its authorized agent (“Authorized Agent”) upon which process may be served in any action arising out of or based on this 2033 Supplemental Guarantee which may be instituted in any state or federal court in the Borough of Manhattan, the City of New York, New York, and expressly consents to the non-exclusive jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto. Such appointment shall be irrevocable for a period of three years from and after the date of this 2033 Supplemental Guarantee unless and until a successor Authorized Agent reasonably acceptable to the Fiscal Agent shall be appointed and such successor shall accept such appointment for the remainder of such three-year period. Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Supplemental Guarantor.

IN WITNESS WHEREOF, the Supplemental Guarantor has caused this 2033 Supplemental Guarantee to be signed manually or by facsimile by its duly Authorized Officer (as defined in the Supplemental 2033 Fiscal and Paying Agency Agreement).

[Supplemental Guarantor]

By:
Name:
Title:

EXHIBIT B

[Each Supplemental Guarantor]

Certificate of Designation and Incumbence of the Authorized Representative

[●], the Secretary of the Board of Directors of [            ] (the “Supplemental Guarantor”), hereby certifies that (A) each officer, director or employee of the Supplemental Guarantor listed below is (i) an Authorized Representative of the Supplemental Guarantor for the purposes of the 2033 Supplemental Fiscal and Paying Agency Agreement, dated as of ● 2004 (the “Agreement”), among Miller Brewing Company, MBC1, LLC, MBC2, LLC, Miller Products Company, Miller Brewers East, Inc., Miller Breweries West LP and JPMorgan Chase Bank, (the “Fiscal Agent”) and the other parties named therein; (ii) duly elected or appointed, qualified and acting as the holder of the respective office or offices set forth opposite his name; (iii) in the case of [●], the duly authorized person who executed or will execute the 2033 Supplemental Guarantee by his manual or facsimile signature; (B) each signature appearing below is the person’s genuine signature; (C)             and             are Authorized Officers of the Supplemental Guarantor for purposes of the Agreement; and (D) attached hereto are true, correct and complete specimens of the 2033 Supplemental Guarantee.

[Supplemental Guarantor]:

Name	Title	Signature

IN WITNESS WHEREOF, I have signed my name unto [            ]’s Certificate of Designation and Incumbence of the Authorized Representative.

Dated: ●, 2004

Secretary of the Board of Directors